Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-180163 and 333-204739) on Form S-8 of Costco Wholesale Corporation, of our report dated June 24, 2021, with respect to the statements of net assets available for benefits of the Costco 401(k) Retirement Plan as of December 31, 2020 and 2019, the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related supplementary information as of December 31, 2020, appearing in this Annual Report on Form 11-K of the Costco 401(k) Retirement Plan for the year ended December 31, 2020.

/s/ Moss Adams LLP

Seattle, Washington
June 24, 2021